Exhibit 99.1

ANTARES PHARMA ANNOUNCES FIRST PATIENT DOSED IN PHASE 3 QUICKSHOT® STUDY EVALUATING TESTOSTERONE-DEFICIENT ADULT MALES

EWING, NJ, July 22, 2014 — Antares Pharma, Inc. (NASDAQ: ATRS) today announced that the first patient has been dosed in a double-blind, multiple-dose, phase 3 study to evaluate the efficacy and safety of QuickShot® Testosterone (QS T) administered subcutaneously once each week to testosterone-deficient adult males. Patients enrolled in this study must have a documented diagnosis of hypogonadism, or testosterone deficiency defined as having testosterone levels below 300 ng/dL. The study will include a screening phase, a treatment titration and efficacy phase and an extended treatment phase.

Eamonn P. Hobbs, President and Chief Executive Officer, stated, “We are very excited to announce that the first patient has been dosed in the phase 3 QS T study of testosterone-deficient adult males. The QS T delivery system could potentially fill a patient need for a more precise and convenient dosing regimen in the growing testosterone replacement market.” Mr. Hobbs continued, “Our proprietary QuickShot system is designed for pain-free subcutaneous administration of a weekly fixed dose of testosterone through a fine gauge needle in a matter of seconds. We look forward to working closely with the U.S. Food and Drug Administration to bring this novel product to an expanding market.”

Approximately 150 patients will be enrolled in this study. Patients meeting all eligibility criteria will be assigned to receive a starting dose of QS T once weekly for six weeks. Adjustments to dose may be made at week seven based upon the week six pre-dose blood level. The efficacy of QS T and dose adjustment to regulate testosterone levels will be evaluated after 12 weeks of treatment. Upon completion of this phase, patients may remain on their optimized QS T dose and will be followed for an additional 40 weeks. Approximately 100 patients will be needed to complete collection of 26 weeks of safety data, and approximately 50 patients will be needed to complete collection of 52 weeks of safety data.

About Testosterone Deficiency

Testosterone deficiency, also known as male hypogonadism or Low T, is a condition in which the body does not produce enough testosterone, the hormone that plays a key role in masculine growth and development during puberty. In most instances, male hypogonadism responds to testosterone replacement therapy. According to published data, 2012 U.S. sales of testosterone replacement therapies exceeded $2.5 billion dollars with prescriptions on average growing more than 20% annually.

About Antares Pharma

Antares Pharma focuses on self-administered parenteral pharmaceutical products. The Company markets OTREXUP™ (methotrexate) injection for the treatment of adults with severe active rheumatoid arthritis and children with active polyarticular juvenile idiopathic arthritis. LEO Pharma markets OTREXUP™ to dermatologists for adults with severe recalcitrant psoriasis. Antares Pharma is also developing QuickShot® for testosterone replacement therapy. The Company’s technology platforms include VIBEX® disposable Medi-Jet, disposable multi-use pen injectors and reusable needle-free injectors marketed as Tjet® and Zomajet® by Teva Pharmaceutical Industries, Ltd (Teva) and Ferring Pharmaceuticals (Ferring), respectively. Antares Pharma has a multi-product deal with Teva that includes Tev-Tropin® [somatropin (rDNA origin) for injection] human growth hormone (hGH), VIBEX® epinephrine and several other products. In the U.S., Antares has received FDA approval for Gelnique 3%™ (oxybutynin) gel, a treatment for overactive bladder that is marketed by Actavis. Elestrin® (estradiol gel) is FDA approved for the treatment of moderate-to-severe vasomotor symptoms associated with menopause and is marketed in the U.S. by Meda Pharma. Antares Pharma has two facilities in the U.S. The Parenteral Products Group located in Minneapolis, Minnesota directs the manufacturing and marketing of the Company’s reusable needle-free injection devices and related disposables, and develops its disposable pressure-assisted Medi-Jet and pen injector systems. The Company’s corporate office and Product Development and Commercial Groups are located in Ewing, New Jersey.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements made with respect to the potential for the QuickShot® testosterone delivery system to fill patient need, the design, methodology, endpoints and timing of the Company’s phase 3 study of testosterone-deficient males; the Company’s ability to obtain approval of the QuickShot® testosterone product by the U.S. Food and Drug Administration; the rate of growth of U.S. prescriptions for testosterone replacement therapies; and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ‘‘may’’, ‘‘will’’, ‘‘should’’, ‘‘would’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘predict’’, ‘‘potential’’, ‘‘seem’’, ‘‘seek’’, ‘‘future’’, ‘‘continue’’, or ‘‘appear’’ or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contacts:

Jack Howarth

Vice President, Corporate Affairs

609-359-3016

jhowarth@antarespharma.com

2 of 2